As filed with the Securities and Exchange Commission on December 21, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VERI-TEK INTERNATIONAL, CORP.

(Exact name of registrant as specified in its charter)

Michigan	42-1628978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Veri-Tek International, Corp.

50120 Pontiac Trail

Wixom, Michigan 48393

(248) 560-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David H. Gransee

Vice President and Chief Financial Officer

Veri-Tek International, Corp.

50120 Pontiac Trail

Wixom, Michigan 48393

Phone: (248) 560-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Patrick Daugherty, Esquire

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, Michigan 48226

Phone: (313) 234-2800

and

Carolyn Long, Esquire

Foley & Lardner LLP

100 North Tampa Street, Suite 2700

Tampa, Florida 33602

Phone: (813) 229-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)		Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	2,750,000 shares	$5.25	(2)	$14,437,500	$1,545
Common Stock, no par value per share, issuable upon exercise of the Series A Warrants	550,000 shares	$5.25	(3)	$2,887,500	$309
Common Stock, no par value per share, issuable upon exercise of the Series B Warrants	550,000 shares	$5.25	(3)	$2,887,500	$309
Common Stock, no par value per share, issuable upon exercise of the Warrant issued to the placement agent	154,000 shares	$5.25	(3)	$808,500	$87
TOTAL	4,004,000 shares			$21,021,000	$2,250

(1)	In the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.
(2)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the common stock as reported on the American Stock Exchange on December 15, 2006, which date was within five business days of the date of this filing.
(3)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(g) and 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the common stock as reported on the American Stock Exchange on December 15, 2006, which date was within five business days of the date of this filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

4,004,000 Shares

Common Stock

This prospectus covers a total of up to 4,004,000 shares of our common stock, no par value per share, that may be offered from time to time by the selling stockholders named in this prospectus. The shares being offered by this prospectus consist of:

•	up to 2,750,000 shares of our common stock;

•	up to 550,000 shares issuable upon the exercise of the Series A Warrants;

•	up to 550,000 shares issuable upon the exercise of the Series B Warrants; and

•	up to 154,000 shares issuable upon the exercise of the warrant issued to the placement agent.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the above-described warrants by reason of stock splits, stock dividends, or similar events. The foregoing shares of stock and warrants were acquired by the selling stockholders in a private placement by us that closed on November 15, 2006.

We are registering these shares of our common stock for resale by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or successors. We will not receive any proceeds from the sale of these shares by the selling stockholders. We may, however, receive proceeds if some or all of the warrants held by the selling stockholders are exercised. These shares are being registered to permit the selling stockholders to sell shares from time to time, in amounts, at prices, and on terms determined at the time of offering. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 14. We are paying substantially all expenses incidental to the registration of these shares.

Our common stock is traded on the American Stock Exchange under the symbol “VCC.” On December 15, 2006, the last reported sale price of our common stock was $5.25 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 2 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the sale of the common stock or determined that the information in this prospectus is accurate and complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is                     .

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling stockholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

In this prospectus, we use the terms “Veri-Tek,” “our company,” “we,” “us” and “our” to refer to Veri-Tek International, Corp. and its subsidiaries.

VERI-TEK INTERNATIONAL, CORP.

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Overview

Prior to July 3, 2006, we had a single line of business. We designed and manufactured testing and assembly equipment used primarily in the manufacture of driveline components in the automotive and heavy equipment industries. In addition, we utilized this technology to provide testing services to original equipment manufacturers and tier 1 suppliers in order to verify the manufacturing process.

Effective July 3, 2006, we entered into a second line of business through the purchase of Manitex, Inc. (“Manitex”) via an acquisition of all of the membership interests of Quantum Value Management, LLC (an entity owned by certain of our stockholders). Manitex is a leading provider of engineered lift solutions in North America, and is based in Georgetown, Texas. Our Manitex division designs, manufactures, and markets a comprehensive line of boom trucks, sign cranes and trolley boom unloaders. Manitex’s boom trucks and crane products are primarily used for industrial projects, energy exploration, and infrastructure development including: roads, bridges and commercial construction.

Effective November 30, 2006, the Company, through its wholly owned subsidiary, Manitex Liftking, ULC, an Alberta unlimited liability company (“Manitex Liftking”), completed the acquisition of certain of the assets of Liftking Industries, Inc., an Ontario, Canada corporation (“Liftking”). The acquisition was completed pursuant to the terms and conditions of an Asset Purchase Agreement, dated October 19, 2006, with Liftking Industries, Inc. Liftking manufactures a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Liftking has over 6,000 units operating worldwide and more than 170 dealer locations that sell and service Liftking units.

Our principal executive offices are located at 50120 Pontiac Trail, Wixom, Michigan 48393, and our telephone number is (248) 560-1000. Our website is www.veri-tek.com and all of our filings with the Securities and Exchange Commission are available free of charge on our website. Information contained on our website is not incorporated by reference into this prospectus and such information should not be considered to be part of this prospectus.

We are subject to a number of risks, which you should be aware of before you decide to buy our common stock. These risks are discussed more fully in the “RISK FACTORS” section of this prospectus.

All references to years in this prospectus, unless otherwise noted, refer to our fiscal years, which end on December 31. For example, a reference to “2005” or “fiscal 2005” means the 12-month period that ended December 31, 2005.

R ISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest in our common stock. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus. This discussion contains forward-looking statements. See “FORWARD-LOOKING STATEMENTS” for a discussion of uncertainties, risks and assumptions associated with these statements.

Risks Related to Our Operations

Our business is sensitive to increases in interest rates.

Our company is exposed to interest rate volatility with regard to future issuances of fixed rate debt and existing issuances of variable rate debt. Primary exposure includes movements in the U.S. prime rate. In addition, while overall economic growth has slowed, business investment and manufacturing continue to perform strongly. If interest rates continue to rise, it becomes more costly for our customers to borrow money to pay for the equipment they buy from us. Should the U.S. Federal Reserve Board decide to continue with several more rate increases, prospects for business investment and manufacturing could deteriorate sufficiently to impact sales opportunities.

Our company’s business is sensitive to government spending.

Many of our customers depend substantially on funding of highway construction and maintenance and other infrastructure projects by U.S. federal and state governments and governments in other nations. Any decrease or delay in government funding of highway construction and maintenance, or other infrastructure projects could cause our revenues and profits to decrease.

We are dependent upon third-party suppliers, making us vulnerable to supply shortages.

We obtain materials and manufactured components from third-party suppliers. Any delay in our suppliers’ abilities to provide us with necessary materials and components may affect our capabilities at a number of our manufacturing locations, or may require us to seek alternative supply sources. Delays in obtaining supplies may result from a number of factors affecting our suppliers including capacity constraints, labor disputes, the impaired financial condition of a particular supplier, suppliers’ allocations to other purchasers, weather emergencies or acts of war or terrorism. Specifically, we have recently had difficulty in obtaining some of our necessary components. Any delay in receiving supplies could impair our ability to deliver products to our customers and, accordingly, could have a material adverse effect on our business, results of operations and financial condition.

In addition, we purchase material and services from our suppliers on terms extended based on our overall credit rating. Negative changes in our credit rating may impact suppliers’ willingness to extend terms and increase the cash requirements of the business.

If we are unable to access additional borrowings under our credit facility, we will not be able to implement our business plan.

Our current credit facility with Comerica Bank is a $16.5 million revolving credit facility secured by substantially all of our assets. The interest rate on this facility is variable and is equal to the prime based rate plus 0.75%. As of November 30, 2006, the facility had a $13.5 million balance. The facility matures on April 1, 2008.

Our credit facility contains a number of significant covenants which may limit our ability to, among other things, borrow additional money, make capital expenditures, pay dividends, dispose of assets and acquire new businesses. These covenants also require us to meet certain quarterly financial tests. As of September 30, 2006, we were not in compliance with all of the foregoing tests. The lender waived the covenant defaults that were in existence as of September 30, 2006. There is no assurance, however, that we will be in compliance with the financial covenants in our debt agreements by December 31, 2006, or that our lender will continue to waive these defaults.

If we are unable to access additional borrowings under our credit facility, we would face significant operating and financial constraints, which would cause adverse effects on our business, results of operations and financial condition. These effects would include the inability to fund operations and to implement our business plan.

Our substantial indebtedness could have a material adverse effect on our financial health and prevent us from fulfilling our obligations.

We have significant debt service obligations. As of November 30, 2006, we had outstanding indebtedness of approximately $37 million. Our substantial debt could have important consequences to investors. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which will reduce the funds available for working capital, capital and development expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in the manufacture, production, distribution or marketing of our services, customer demand, competitive pressures, and the industries we serve;

•	place us at a competitive disadvantage compared to our competitors that are less leveraged than we are;

•	increase our vulnerability to both general and industry-specific adverse economic conditions; and

•	limit our ability to borrow additional funds.

We may incur substantial additional debt in the future. The addition of further debt to our current debt levels could intensify the leverage-related risks that we now face.

In addition, our debt contains customary limitations including, but not limited to, acquisitions, dividends, and capital expenditures that may limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default, which if not cured or waived, could result in the acceleration of all our debts.

We may need additional capital in the future and it may not be available on acceptable terms.

We may require more capital in the future to:

•	fund our operations;

•	meet our working capital needs as our business grows;

•	acquire capital equipment;

•	enhance and expand the range of products and services we offer;

•	maintain and expand our inventory; and

•	respond to competitive pressures and potential strategic opportunities, such as investments, acquisitions and international expansion.

We cannot assure you that additional financing will be available on terms favorable to us, or at all. The terms of available financing may place limits on our financial and operating flexibility. In addition, our credit facility with Comerica Bank contains customary limitations including, but not limited to, acquisitions, dividends, and capital expenditures that may limit our ability to incur indebtedness or obtain financing. If adequate funds are not available on acceptable terms, we may be forced to reduce our operations or abandon expansion opportunities. Moreover, even if we are able to continue our operations, our failure to obtain additional financing could reduce our competitiveness as our competitors may provide better products or offer an expanded range of services.

We are in the process of implementing an enterprise accounting system.

We have begun the implementation of a new enterprise accounting system. This system will replace many of our existing operating and financial systems. The implementation of this system is a major undertaking both financially and from a management and personnel perspective. Should the system not be implemented successfully and within budget, or if the system does not perform in a satisfactory manner, it could be disruptive and/or adversely affect the operations and results of operations of our company, including the ability of our company to report accurate and timely financial results.

We may face limitations on our ability to integrate acquired businesses.

We have completed two acquisitions. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. While we believe we have successfully integrated these acquisitions to date, we cannot ensure that these acquired companies will operate profitably or that the intended beneficial effect from these acquisitions will be realized. Further, in connection with acquisitions, we may need to consolidate or restructure our acquired or existing facilities, which may require expenditures for severance obligations related to reductions in workforce and other charges resulting from the consolidations or restructurings, such as write-down of inventory and lease termination costs.

If we are unable to manage our anticipated growth effectively, our business could be harmed.

If we fail to manage our growth, our financial results and business prospects may be harmed. To manage our growth and to execute our business plan efficiently, we will need to institute operational, financial and management controls, as well as reporting systems and procedures. We also must effectively expand, train and manage our employee base. We cannot assure you we will be successful in any of these endeavors.

Our company relies on key management.

Our company relies on the management and leadership skills of David Langevin, Chairman and Chief Executive Officer (“CEO”). Mr. Langevin has a three year employment agreement with us which expires on December 31, 2008. The loss of his services could have a significant and negative impact on our business. In addition, we rely on the management and leadership skills of other senior executives. Some of these executives are not bound by employment agreements. We could be harmed by the loss of key personnel in the future.

Risks inherent in international sales could harm our business.

Our international business is subject to the financial and operating risks of conducting business internationally, including:

•	unexpected changes in, or the imposition of, additional legislative or regulatory requirements;

•	fluctuating exchange rates;

•	tariffs and other barriers;

•	difficulties in staffing and managing foreign sales operations;

•	import and export restrictions;

•	greater difficulties in accounts receivable collection and longer payment cycles;

•	potentially adverse tax consequences;

•	potential hostilities and changes in diplomatic and trade relationships;

•	disruption in services due to natural disaster, economic or political difficulties, quarantines, or other restrictions associated with infectious diseases.

We have not generated significant revenue from our testing services.

While we have designed, developed, produced and marketed assembly and testing equipment to the automotive and heavy equipment industries since 1993, our experience primarily has been limited to developing and producing such equipment specifically for an individual customer for use in such customer’s facility. We have attempted to increase our revenues by providing testing services conducted at our facilities, but have had limited success in doing so to date. Our inability to commercialize our testing services could result in our discontinuation of this line of business, which could adversely effect our results of operations.

Other companies might claim that we infringe their intellectual property rights, which could cause us to incur significant expenses or prevent us from selling our technology.

Although we are not aware of any claims that we infringe anyone’s intellectual property rights, our success depends, in part, on our ability to operate without infringing valid, enforceable patents or proprietary rights of third parties or breaching any licenses that may relate to our technology and products. Future patents issued to third parties, however, could contain claims that conflict with our patents and that compete with our products and technologies, and third parties could assert infringement claims against us. Any litigation or interference proceedings, regardless of their outcome, may be costly and may require significant time and attention of our management and technical personnel. Litigation or interference proceedings could also force us to:

•	stop or delay using our technology;

•	stop or delay our customers from selling, manufacturing or using products that incorporate the challenged intellectual property;

•	pay damages; or

•	enter into licensing or royalty agreements that may be unavailable on acceptable terms.

Any of these events could have adverse effects on our results of operations and could damage our business.

We may be unable to effectively respond to technological change, which could have a material adverse effect on our results of operations and business.

The market for our products is characterized by rapidly changing technology. Our future success will depend upon our ability to enhance our current products and to develop and introduce new products that keep pace with technological developments and evolving industry standards and respond to changes in customer requirements. If we fail to anticipate or respond adequately to technological developments and customer requirements, or experience significant delays in product development or introduction, our business, results of operations and financial condition will be negatively affected.

Our company’s business is affected by the cyclical nature of its markets.

The demand for our products depends upon the general economic conditions of the markets in which we compete. Our sales depend in part upon our customers’ replacement or repair cycles. Adverse economic conditions, including a decrease in commodity prices, may cause customers to forego or postpone new purchases in favor of repairing existing machinery. Downward economic cycles may result in reductions in sales of our products, which may reduce our profits. We have taken a number of steps to reduce our fixed costs and diversify our operations to decrease the negative impact of these cycles. There can be no assurance, however, that these steps will prevent the negative impact of poor economic conditions.

The industries in which we operate are competitive, and we are particularly subject to the risks of such competition.

The competition which we encounter has an effect on our product prices, market share, revenues and profitability. We may not be able to differentiate our products from those of our competitors, successfully develop or introduce less costly products, offer better performance than our competitors or offer purchasers of our products payment and other commercial terms as favorable as those offered by our competitors.

Because certain competitors have substantially greater financial, production, research and development resources and substantially greater name recognition than our company, we are particularly subject to the risks inherent in competing with them.

We face product liability claims and other liabilities due to the nature of our business.

In our lines of business, numerous suits have been filed alleging damages for accidents that have occurred during the use or operation of our products. We are self-insured, up to certain limits, for these product liability exposures, as well as for certain exposures related to general, workers’ compensation and automobile liability. Insurance coverage is obtained for catastrophic losses as well as those risks required to be insured by law or contract. We do not believe that the final outcome of such matters will have a material adverse effect on our consolidated financial position; however any liabilities not covered by insurance could have an adverse effect on our financial condition.

The costs and difficulties of acquiring and integrating complementary businesses and technologies could impede our future growth, diminish our competitiveness and harm our operations.

As part of our growth strategy, we intend to consider acquiring complementary businesses. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and an increase in amortization expense related to identifiable intangible assets acquired, which could harm our business, financial condition and results of operations. Risks we could face with respect to acquisitions include:

•	greater than expected costs, management time and effort involved in identifying, completing and integrating acquisitions;

•	potential disruption of our ongoing business and difficulty in maintaining our standards, controls, information systems and procedures;

•	entering into markets and acquiring technologies in areas in which we have little experience;

•	acquiring intellectual property which may be subject to various challenges from others;

•	the inability to successfully integrate the services, products and personnel of any acquisition into our operations;

•	a need to incur debt, which may reduce our cash available for operations and other uses, or a need to issue equity securities, which may dilute the ownership interests of existing stockholders; and

•	realizing little, if any, return on our investment.

Risks Relating to our Common Stock

Our principal stockholders, executive officers and directors hold a significant percentage of our common stock, and these stockholders may take actions that may be adverse to your interests.

Our principal stockholders, executive officers and directors beneficially own, in the aggregate, approximately 25.4% of our common stock as of November 30, 2006. As a result, these stockholders, acting together, will be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and approval of significant corporate transactions such as mergers, consolidations, sales and purchases of assets. They also could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination, which could cause the market price of our common stock to fall or prevent you from receiving a premium in such a transaction.

The price of our common stock is highly volatile.

The trading price of our common stock is highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	the degree to which we successfully implement our business strategy;

•	actual or anticipated variations in quarterly or annual operating results;

•	changes in recommendations by the investment community or in their estimates of our revenues or operating results;

•	speculation in the press or investment community;

•	strategic actions by our competitors;

•	announcements of technological innovations or new products by us or our competitors; and

•	changes in business conditions affecting us and our customers.

The market prices of securities of companies without consistent product earnings have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been brought against the company. If a securities class action suit is filed against us, whether or not meritorious, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation.

Future sales of our common stock could depress our stock price.

Sales of a large number of shares of our common stock, or the availability of a large number of shares for sale, could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings. As of November 30, 2006, we had 7,859,875 shares of common stock outstanding. Of these shares, 3,374,875 publicly trading shares and 2,750,000 shares being registered in this offering will be freely tradable to the extent they are not purchased by any of our affiliates. An additional 1,735,000 of our shares are eligible for sale in the public market, subject to applicable volume limitations and other restrictions set forth in Rule 144 under the Securities Act. In addition, there were outstanding options and other convertible securities to purchase 266,000 shares of our common stock and warrants to purchase 1,254,000 shares of our common stock. Shares issuable upon exercise of warrants to purchase 1,254,000 shares of our common stock are included in this prospectus.

Anti-takeover provisions of our Articles of Incorporation and Amended and Restated Bylaws and provisions of Michigan law could delay or prevent a change of control that you may favor.

Our Articles of Incorporation and Amended and Restated Bylaws and Michigan law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to you. These provisions could discourage potential takeover attempts and could adversely affect the market price of our shares. Because of these provisions, you might not be able to receive a premium on your investment. These provisions:

•	authorize our board of directors, with approval by a majority of our independent directors but without requiring stockholder consent, to issue shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt;

•	limit our stockholders’ ability to call a special meeting of our stockholders; and

•	limit our stockholders’ ability to amend, alter or repeal our bylaws.

Any of the provisions described above could delay or make more difficult transactions involving a change in control of us or our management.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “potential,” “expect,” “predict,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” “would,” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “RISK FACTORS” above.

Examples of forward-looking statements include (1) projections of revenue, earnings, capital structure and other financial items, (2) statements of our plans and objectives, (3) statements regarding the capabilities and capacities of our business operations, (4) statements of expected future economic performance and (5) assumptions underlying statements regarding us or our business.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling stockholders, although we may receive proceeds from the exercise of warrants by the selling stockholders, if exercised. We cannot guarantee that the selling stockholders will exercise any warrants.

SELLING STOCKHOLDERS

On behalf of the selling stockholders named in the table below (including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus is a part, 4,004,000 shares of our common stock, 1,100,000 of which are issuable upon exercise of the Series A and Series B Warrants held by the selling stockholders and 154,000 of which are issuable upon exercise of the warrant issued to the placement agent. The common stock and the Series A and Series B Warrants were issued by us to the selling stockholders in a private placement that closed on November 15, 2006. We are registering the shares being offered under this prospectus pursuant to a Registration Rights Agreement, dated November 3, 2006, that was entered into between us and the selling stockholders in connection with the private placement.

We are registering the shares to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the selling stockholders. For more information, see the section of this prospectus entitled “PLAN OF DISTRIBUTION.”

The table below lists the selling stockholders and information regarding their ownership of common stock as of December 13, 2006:

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)		Number of Shares Registered for Sale(1)(2)		Shares Owned After Sale of Registered Shares(2)
					Number	Percentage
JLF Offshore Fund, Ltd.(3)	954,520		954,520		0	—
JLF Partners I, LP (3)	712,040		712,040		0	—
JLF Partners II, LP (3)	55,440		55,440		0	—
Barrington Investors, L.P.(4)	693,000	(11)	508,200		0	—
Barrington Partners, A California Limited Liability Partnership (4)	693,000	(12)	184,800		0	—
The Pinnacle Fund, L.P.(5)	693,000		693,000		0	—
Lake Street Fund, L.P.(6)(13)	385,000		385,000		0	—
The Mitchell W. Howard Trust(7)(13)	7,000		7,000		0	—
Sunrise Equity Partners, L.P.(8)(13)	260,400		260,400		0	—
Diamond Opportunity Fund, LLC(9)	89,600		89,600		0	—
Roth Capital Partners, LLC	154,000		154,000	(10)	0	—

(1)	Includes the number of shares of common stock issued in the November 15, 2006 private placement as well as the shares issuable pursuant to the Series A Warrants, the Series B Warrants, and the warrants issued to the placement agent.
(2)	Assumes that the stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock. The selling stockholders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(3)	Mr. Jeff Feinberg has the power to vote or to dispose of the shares held by these entities.
(4)	Mr. Russell B. Faucett has the power to vote or to dispose of the shares held by these entities.
(5)	Mr. Barry M. Kitt has the power to vote or to dispose of the shares held by The Pinnacle Fund, L.P.
(6)	Mr. Scott W. Hood has the power to vote or to dispose of the shares held by Lake Street Fund, L.P.
(7)	Mr. Mitchell W. Howard (Trustee) has the power to vote or to dispose of the shares held by The Mitchell W. Howard Trust.
(8)	Level Counter, LLC (the “General Partner”) is the General Partner of Sunrise Equity Partners, L.P. (“SEP”). The unanimous vote of all 3 of Ms. Marilyn Adler, Mr. Nathan Low and Mr. Amnon Mandelbaum controls the vote or disposition of securities held by SEP.
(9)	Mr. David Hokin, Mr. Rob Rubin and Mr. Richard Marks in their capacities as Manager and Managing Directors, respectively, have the shared power to vote and dispose of the shares held by Diamond Opportunity Fund, LLC. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership.
(10)	Represents 154,000 shares of common stock issuable upon exercise of a warrant to purchase common stock held by Roth Capital Partners, LLC with an exercise price of $4.62 per share and exercisable during a period expiring November 15, 2011. The warrant was issued to Roth Capital Partners, LLC, a broker-dealer, as part of the fee we paid to Roth Capital Partners, LLC for acting as placement agent in our private placement of 2,750,000 shares of our common stock that are covered by this prospectus. Byron Roth and Gordon Roth share voting and investment control over the securities held by Roth Capital Partners, LLC.
(11)	This number includes the 184,800 shares beneficially owned by Barrington Partners, A California Limited Partnership.
(12)	This number includes the 508,200 shares beneficially owned by Barrington Investors, L.P.
(13)	These selling stockholders have represented to us that they are affiliates of broker-dealers. They have certified that they bought the shares, warrants, and/or underlying shares in the ordinary course of business, and that, at the time of the purchase of the shares, warrants and/or underlying shares to be resold, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission (the “Commission”);

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 (the “Securities Act”) amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed on for us by Foley & Lardner LLP, Tampa, Florida.

EXPERTS

The consolidated financial statements of Veri-Tek International, Corp. appearing in the company’s Annual Report on Form 10-K for fiscal year ended December 31, 2005 (as filed with the SEC on March 31, 2006) have been audited by Freedman & Goldberg, CPAs, PC, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s website. The address of this site is http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (as filed with the SEC on March 31, 2006);

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006 (as filed with the SEC on May 15, 2006), for the quarter ended June 30, 2006 (as filed with the SEC on August 14, 2006), and for the quarter ended September 30, 2006 (as filed with the SEC on November 14, 2006);

•	our Current Reports on Form 8-K as filed with the SEC on May 12, May 19, July 10 (as amended on September 19, 2006), August 7, August 28 (as amended on September 20, 2006, September 27, 2006, and October 5, 2006), October 11, October 12, October 23, November 6, November 16, and December 4, 2006;

•	the description of our common stock contained in our Registration Statement on Form S-1 filed on September 3, 2004 under the caption “DESCRIPTION OF CAPITAL STOCK” and any amendments or reports filed for the purpose of updating such description; and

•	All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

Veri-Tek International, Inc.

50120 Pontiac Trail

Wixom, Michigan 48393

(248) 560-1000

Attention: Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee	$2,250
Accounting fees and expenses	$20,000
Legal fees and expenses	$18,000
Printing and Miscellaneous	$8,000

Total expenses	$48,250

All of the above fees and expenses will be paid by the Registrant. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 15. Indemnification of Directors and Officers.

The Company is organized under the Michigan Business Corporation Act, which generally empowers Michigan corporations to indemnify a person that is a party, or threatened to be made a party, to any civil, criminal, administrative or investigative action, suit or proceeding, whether formal or informal (other than actions by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise serving at such corporation’s request, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

In a derivative action (an action brought by or in the right of the corporation), the Michigan Business Corporation Act provides that indemnification may be made for expenses, including attorneys’ fees and amounts paid in settlement, actually and reasonably incurred by the director, officer, employee or agent in connection with the action or suit only if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; except that no indemnification is available if such person has been found liable to the corporation unless, and only to the extent that, the court in which the action or suit was brought determines upon application that the defendant director or officer is fairly and reasonably entitled to indemnity. If a director or officer is successful in defending a derivative action, the Michigan Business Corporation Act requires that a Michigan corporation indemnify such director or officer against any expenses actually and reasonably incurred in the action.

The Michigan Business Corporation Act permits Michigan corporations to eliminate or limit the personal liability of directors, except liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 551 of the Michigan Business Corporation Act, which pertains to unlawful payments of dividends, stock purchases or redemptions; and (iv) an intentional criminal act.

We have adopted provisions in our Amended and Restated Bylaws that provide for indemnification to the fullest extent permitted by applicable law.

We will maintain directors and officers liability insurance coverage for our directors and officers that will provide for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Company.

Item 16. Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to

Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wixom, and State of Michigan, on this 21st day of December, 2006.

VERI-TEK INTERNATIONAL, CORP.

By:	/s/ David J. Langevin
David J. Langevin,
Chairman and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints David J. Langevin and David H. Gransee his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Rule 462(b) Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ David J. Langevin David J. Langevin	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2006

/s/ David H. Gransee David H. Gransee	Chief Financial Officer and Vice President (Principal Financial and Accounting Officer)	December 21, 2006

/s/ Joseph B. Davies Joseph B. Davies	Director	December 21, 2006

/s/ Robert S. Gigliotti Robert S. Gigliotti	Director	December 21, 2006

/s/ Diana E. Roggenbauer Diana E. Roggenbauer	Director	December 21, 2006

/s/ Marvin B. Rosenberg Marvin B. Rosenberg	Director	December 21, 2006

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EXHIBIT INDEX

Exhibit Number	Description of Document

2.1	Asset Purchase Agreement by and among Quantum-Veritek, Inc., Veri-Tek International, Corp. and James Juranitch, dated October 15, 2003 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1 filed on September 3, 2004 (Registration No. 333-11830)).

2.2	Purchase Agreement, dated May 16, 2006, among the Company, Quantum Value Management, LLC and the members of Quantum Management Partners, LLC. (incorporated by reference to Exhibit 2.1 to the Form 8-K filed on May 19, 2006).

2.3	First Amendment to Purchase Agreement, effective July 3, 2006, among the Company, Quantum Value Management, LLC and the members of Quantum Value Management, LLC (incorporated by reference to Exhibit 2.1 to the Form 8-K filed on July 10, 2006).

2.4	Purchase Agreement, dated October 19, 2006, among the Company, Quantum Value Management, LLC and the members of Quantum Management Partners, LLC (incorporated by reference to Exhibit 2.1 to the Form 8-K filed on October 23, 2006).

3.1	Articles of Incorporation of Veri-Tek International, Corp., as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on September 3, 2004 (Registration No. 333-11830)).

3.2	Amended and Restated Bylaws of Veri-Tek International, Corp. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on September 3, 2004 (Registration No. 333-11830)).

4.1	Specimen Common Stock certificate of Veri-Tek International, Corp. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (Amendment No. 4) filed on December 15, 2004 (Registration No. 333-11830)).

4.2*	2004 Equity Incentive Plan (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed on September 3, 2004 (Registration No. 333-11830)).

5.1	Legal Opinion of Foley & Lardner LLP

10.1	Assignment and Assumption of Lease among Veri-Tek International, Corp., Quantum-Veritek, Inc. and Pontiac Trail, LLC dated October 31, 2003 (Lease Agreement attached as Exhibit A thereto) (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (Amendment No. 1) filed on November 12, 2004 (Registration No. 333-11830)).

10.2	Assignment and Assumption of Equipment Lease among Veri-Tek International, Corp., Quantum-Veritek, Inc. and Pontiac Trail, LLC dated October 31, 2003 (Equipment Lease attached as Exhibit A thereto) (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 (Amendment No. 1) filed on November 12, 2004 (Registration No. 333-11830)).

10.3*	Employment Agreement between Quantum-Veritek, Inc. and James Juranitch dated October 31, 2003, as amended by Amendment No. 1 thereto dated October 10, 2004 (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 (Amendment No. 2) filed on December 1, 2004 (Registration No. 333-11830)).

10.4	Promissory Note of Veri-Tek International Corp., in of favor Comerica Bank dated October 28, 2004 (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (Amendment No. 1) filed on November 12, 2004 (Registration No. 333-11830)).

10.5	Loan Agreement by and between Comerica Bank and Veri-Tek International, Corp. dated November 19, 2004 (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (Amendment No. 2) filed on December 1, 2004 (Registration No. 333-11830)).

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10.6	Settlement Agreement and Complete and Permanent Release, between David V. Harper and Veri-Tek International, Corp. dated November 2, 2005 (incorporated by reference to Exhibit 99.1 to the Form 8-K filed on November 5, 2005).

10.7	Settlement Agreement and Complete and Permanent Release, between Todd Antenucci and Veri-Tek International, Corp. dated March 10, 2006 (incorporated by reference to Exhibit 99.1 to the Form 8-K filed on March 14, 2006).

10.8*	Employment Agreement, effective July 3, 2006, between the Company and David J. Langevin (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on July 10, 2006).

10.9	Demand Promissory Note, dated May 31, 2006, by Crane & Machinery, Inc. to the Company (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on July 10, 2006).

10.10	Non-Negotiable Subordinated Promissory Note, dated July 3, 2006, by the Company to Michael C. Azar, solely as escrow agent for, on behalf of and for further distribution to the members of Quantum Value Management, LLC (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on July 10, 2006).

10.11*	Employment Agreement between Veri-Tek International, Corp. and David H. Gransee dated October 6, 2006 (incorporated by reference to Exhibit 99.1 to the Form 8-K filed on October 12, 2006).

10.12	Securities Purchase Agreement, dated as of November 3, 2006, between the Company and the investors identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on November 16, 2006).

10.13	Form of Series A Warrant dated November 15, 2006 (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on November 16, 2006).

10.14	Form of Series B Warrant dated November 15, 2006 (incorporated by reference to Exhibit 10.4 to the Form 8-K filed on November 16, 2006).

10.15	Registration Rights Agreement, dated as of November 3, 2006, between the Company and the investors identified on the signature pages thereto (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on November 16, 2006).

10.16	Form of Warrant dated November 15, 2006 (incorporated by reference to Exhibit 10.5 to the Form 8-K filed on November 16, 2006).

10.17	QVM $20 million Note to Comerica Bank (incorporated by reference to Exhibit 99(i) to the Quarterly Report on Form 10-Q filed on November 14, 2006).

10.18	Amendment to QVM $20 million Note to Comerica Bank (incorporated by reference to Exhibit 99(ii) to the Quarterly Report on Form 10-Q filed November 14, 2006).

23.1	Consent of Freedman & Goldberg CPAs, P.C.

24.1	Power of Attorney (contained on the signature page of this registration statement).

*	Denotes a management contract or compensatory plan or arrangement required to be filed as an exhibit to this S-3.

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